Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules (Schedule II: Valuation and Qualifying Accounts and Schedule III: Real Estate and Accumulated Depreciation) of HCP, Inc. and the effectiveness of HCP, Inc.’s internal control over financial reporting dated February 11, 2014, appearing in the Annual Report on Form 10-K of HCP, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 6, 2014